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                     [ENDOVASCULAR TECHNOLOGIES LETTERHEAD]


August 12, 1996


Ms. Elizabeth A. McDermott
138 Fleetwood Drive
San Carlos  CA 94070


Dear Liz:

I am very pleased to offer you the position of Vice President of Research and Development at EndoVascular Technologies, Inc. We are very impressed with you and thrilled to have you join our team. You offer a unique set of skills to the Company and your experience will be invaluable to helping us achieve our goals and objectives, both short and long term. I am confident that you will be a very effective member of EVT's Senior Management Team. This letter will confirm in writing the terms of your offer.

1.  TITLE Your title will be Vice President of Research and Development.

2. REPORTING RELATIONSHIP You will report directly to the President and Chief Executive Officer.

3.  STARTING DATE you will commence employment of October 1, 1996.

4. SALARY Your full-time bi-weekly salary will be $5,192.00 payable every other Friday, which is equivalent to $135,000 per annum. You will be eligible for a salary increase after one year of employment and each year thereafter on your anniversary date.

5. INCENTIVE BONUS You will be eligible to participate in the 1996 EVT Senior Management Bonus Program, which has a $20,000 remaining pay-out linked to achievement of certain company objectives.

6. STOCK OPTIONS You will receive a stock option grant of 75,000 common shares of EVT stock. These options will be exercisable upon vesting.

7. VACATION You will receive three weeks of paid vacation per calendar year to begin accruing on your first day of employment. You will be eligible to receive four weeks of paid vacation per calendar year after five years of employment with the Company.
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Ms. Elizabeth McDermott                                                Page 2
August 12, 1996


8. BENEFITS you will be eligible for all benefits offered by EVT including major group medical, dental, vision care, disability, life insurance, which will become effective the day you begin employment. you will be eligible to join the 401(k) savings program after one calendar quarter of employment. At the beginning of the next enrollment period, you may participate in the Employee Stock Purchase Plan.

9. SEVERANCE In the event that your employment with EVT is terminated without cause, you will continue to receive your base salary for a period of six months, or until you commence new employment, whichever comes first.

10. OTHER

    - You will abide by EVT's strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, or proprietary materials or processes of such former employers.

    - You will sign EVT's Proprietary Informations and Inventions Agreement for new employees and will provide the Company with the legally required proof of your identity and authorization to work in the United States.

    - Employment with EndoVascular Technologies, Inc. is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to you are superseded by this offer.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me. We look forward to your favorable response.


Sincerely,



/s/ William J. Fitzsimmons
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William J. Fitzsimmons
President and Chief Executive Officer


Foregoing terms and conditions hereby accepted:

Signed /s/ Illegible
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Date August 12, 1996